Exhibit 10.25


                                  L. LEE POTTS
                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into this 27th day of March, 2001 by and between UroMed Corporation, a Massachusetts corporation with a principal place of business at 1400 Providence Highway, Norwood, Massachusetts 02062 ("UroMed" or the "Employer"), and L. Lee Potts, an individual residing at 19078 Chaparral Drive, Penn Valley, California 95946 ("Employee"). References to UroMed or the Employer in Sections 5 through 10 hereof shall be deemed to include any and all subsidiaries of UroMed, whether now or hereafter existing.

     1. AT WILL EMPLOYMENT. Commencing on March 27, 2001, Employee shall become a full time "at-will-employee" of UroMed with the title of Executive Vice-President. The Employee's duties and responsibilities as Executive Vice-President, subject to the direction and control of and adjustment thereto as business conditions warrant of UroMed's President and Chief Executive Officer, are set forth on the attached Exhibit A. Employee shall use his best efforts, including the highest standards of professional competence and integrity, and shall devote his full business time and effort, in and to his employment hereunder, and shall not engage in any other non-charitable business activity without the consent of UroMed's President and Chief Executive Officer. In addition to complying with the terms and conditions hereof and the performance of the Employee job responsibilities, Employee shall conduct him or herself in accordance with such policies, rules and regulations as may be adopted by UroMed from time to time.

     2. COMPENSATION.

     (a) Employee's annual compensation shall be $150,000.00 (the "Base Salary"); provided, however, that Employee's total annual target compensation will be approximately $200,000 if all personal and corporate objectives are met. Employee shall be paid on the 15th day and the last day of each calendar month for the current month's employment. Pay shall be adjusted pro rata for any partial week of employment and standard employer deductions shall be made from each payment.

     (b) Severance Pay. The Employee shall not be entitled to any severance pay or other compensation upon termination of his employment hereunder except for:

         (i) any portion of his Base Salary accrued but unpaid from the last monthly payment date to the date of termination;

         (ii) expense reimbursements for expenses incurred in the performance of his duties hereunder prior to termination; and

         (iii) if Employee's employment with the Employer is terminated by the Employer other than for Cause (as hereinafter defined), Employer shall

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         continue to pay to Employee, in accordance with the Employer's then current payroll practices, the Employee's Base Salary until the earlier of (A) the second anniversary of the date hereof or (B) the date on which the Employee commences employment with any other business organization; provided, however, if the Employee's employment with the Employer is terminated by the Employer other than for Cause and with less than six (6) months remaining in the original term of this Agreement, the Employer shall continue to pay to Employee, in accordance with the Employer's then current payroll practices, the Employee's Base Salary until the earlier of (Y) the date that is six
         (6) months after the date of termination or (Z) the date on which the Employee commences employment with any other business organization.

     (c) For Cause. Employee's employment hereunder shall terminate for "Cause" effective immediately upon written notice by the Employer to the Employee if the Employee shall (i) commit an unlawful or criminal act involving moral turpitude, (ii) fail to perform or adhere to written directions delivered to the Employee by the Employer's President and Chief Executive Officer (which directions are not unlawful to perform or adhere to), (iii) commit a material breach of any of the covenants, terms and provisions hereof that continues uncured for more than fifteen (15) days after receipt by the Employee of written notice specifying such breach or failure, (iv) commit an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Employer, (v) willfully fail to perform his duties hereunder and such willful failure shall have continued for a period of fifteen (15) days after written notice to the Employee specifying such willful failure, (vi) commit an act of negligence in the performance of his duties hereunder, or (vii) have, in connection with the Agreement and Plan of Merger and Reorganization, dated as of March 26, 2001, by and among UroMed, the Employee and the other parties thereto, or any of the transactions contemplated by thereby, (A) made an untrue statement of a material fact or (B) failed to disclose to UroMed a material fact or document.

     (d) Relocation. The Employer agrees that a termination of the employment of the Employee due to the Employee's refusal to relocate in connection with the relocation by Employer of its California operations to another location, which is more than thirty (30) miles from its current location, shall not be deemed a termination for Cause as set forth in 2(c) above and shall be treated pursuant to the provisions set forth in Section 2(b)(iii).


     3. BONUSES, EQUITY PARTICIPATION, AND BENEFITS. Employee shall be eligible for (a) annual bonuses under such applicable bonus program(s) as UroMed's Board of Directors may adopt from time to time, if any; (b) participation in such applicable employee stock option plans as may be adopted by UroMed's Board of Directors from time to time, if any; (c) participation in such applicable employee benefit plans as UroMed's Board of Directors may adopt from time to time, if any and (d) four (4) weeks paid vacation each calendar year, in accordance with the Employer's employee vacation policy in effect from time to time.


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     4. TERM. As an at-will employee, Employee understands that this Agreement and the employment hereunder may be terminated by either party hereto at any time with or without cause. If not terminated, this Agreement shall govern the terms of Employee's employment for a period of two (2) years at which time the parties may (but are not obligated to) enter into a written renewal hereof. Said two (2) year limitation shall not affect the covenants herein that are intended to survive the Employee's employment hereunder. Annual salary adjustments pursuant to Section 2 above shall not affect the other terms and conditions hereof, nor shall it necessitate any written modifications hereof.

     5. ASSIGNMENT OF RIGHTS TO PROPRIETARY INFORMATION AND INVENTIONS. Employee recognizes that UroMed possesses or will possess information which has commercial value in UroMed's business as it has been historically conducted or presently conducted or as it is proposed to be conducted during the term of this Agreement, as evidenced through the business records of UroMed and its subsidiaries and affiliates ("Proprietary Information") including without limitation, information created, discovered or developed directly or indirectly by Employee in connection with Employee's services hereunder or made known to Employee during his employment. Employee acknowledges that such Proprietary Information shall include, without limitation, inventions, product improvements, financial, technical or sales strategies, forecasts, product ideas, formulas, processes, copyrightable and/or patentable materials and/or concepts, schematics, source codes, techniques, market research and /or customer lists which Employee may create or be exposed to from time to time. Employee expressly agrees, that all Proprietary Information and rights thereto shall be and remain the sole and exclusive property of UroMed, and Employee hereby without further consideration, unconditionally, exclusively and irrevocably assigns to UroMed, royalty free, all of his right, title and interest in such Proprietary Information. Notwithstanding the foregoing, Employee shall execute and deliver such confirmatory instruments of this assignment as UroMed may request including, without limitation, applications for patent and/or copyright registration. Employee agrees that the foregoing assignments are a material term of employment by UroMed and that his compensation includes sufficient consideration therefor. Upon the termination or expiration of Employee's employment with UroMed, Employee shall immediately deliver to the President and Chief Executive Officer of UroMed all files, notes, lists, rolodex cards, credit cards, computer disks, recordings, print-outs, and drawings (including, without limitation, any materials reflecting or containing Proprietary Information) which are under the control or in the possession of Employee and relate to the operation and business of UroMed. Employee shall not be entitled to retain any duplicates of the foregoing, and acknowledges that failure to comply with these requirements will constitute criminal theft.

     6. CONFIDENTIALITY. At all times during the operative term of this Agreement and thereafter (including periods after the termination or expiration of Employee's employment with UroMed), Employee shall keep in strictest confidence and trust all Proprietary Information and will not use, discuss or disclose any Proprietary Information without the prior written consent of UroMed except when done in the course of employment, exclusively with other

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UroMed employees. Further excepted from the foregoing shall be Proprietary
Information that (i) can be clearly demonstrated to have been in the public domain prior to the date hereof or which comes into the public domain during the operation hereof through no fault of the Employee; or (ii) can be demonstrated to have been developed independently by Employee prior to any involvement with UroMed. Employee agrees that his compensation hereunder includes sufficient consideration for the foregoing covenants.

     7. NON-COMPETITION.

     (a) Employee agrees that throughout his employment with UroMed and for a period of two (2) years after the expiration or termination of such employment, Employee will not directly (as owner, partner, principal in any entity or otherwise) or indirectly (as an employee, agent, contractor, advisor, beneficiary or otherwise) engage in, or participate in any entity that engages in any activity involving the development, manufacturing or marketing of any product or service which would more likely than not (i) compete with a UroMed product, product concept, service or service concept; or (ii) utilize any proprietary technology being developed by UroMed unless approved in writing by UroMed. Employee acknowledges that UroMed's business is global in nature and therefore agrees that the foregoing restrictions apply worldwide.

     (b) For a period of two (2) years after the expiration or termination of Employee's employment with UroMed, Employee shall provide UroMed with written notice of (i) any change of Employee's residential address, and (ii) the name, address and nature of each subsequent employment activity. Any such notice of subsequent employment or business activity shall include Employee's certification that such employment or activity does not violate the provisions of this Agreement.

     (c) For a period of two (2) years after the expiration or termination of Employee's employment with UroMed, Employee agrees not to seek to persuade any employees, consultants, directors, officers, advisory board members or customers or suppliers of UroMed to discontinue association with UroMed or become involved directly or indirectly in any endeavor that would more likely than not compete with UroMed's business.

     (d) Employee represents and warrants for UroMed's reliance that the foregoing covenants in Paragraphs (a) - (c) shall not unduly impair Employee's ability to obtain gainful employment in Employee's field subsequent to Employee's employment by UroMed. Employee further agrees that his compensation hereunder includes sufficient consideration for the restrictions imposed by the foregoing covenants.

     8. INVENTIONS AFTER EMPLOYMENT. Employee agrees that he shall notify UroMed in writing of any technology, invention, discovery, concept, and/or idea whether patentable, copyrightable or neither developed by Employee within one
(1) year after the expiration or termination of his employment with UroMed which relates to UroMed's fields of interest or business operations as it has

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been historically conducted or presently conducted or as it is proposed to be conducted during the term of this Agreement, as evidenced through the business records of UroMed and its subsidiaries and affiliates ("Inventions"). UroMed is hereby irrevocably granted the option to take an unconditional, exclusive, irrevocable, royalty-free assignment of such Invention(s) upon written notice mailed to Employee within thirty (30) days after UroMed's receipt of Employee's initial notice. If UroMed duly exercises such option, Employee shall execute and deliver such instruments of assignment therefor as UroMed may deem necessary or advisable including, without limitations, applications for patent and/or copyright registration. Although Employee agrees that the compensation provided herein shall be sufficient consideration for the foregoing covenants to assign, Employee and UroMed agree that in consideration for Employee's execution of assignment instruments subsequent to employment by UroMed, Employee shall be paid $1,000.00 upon delivery to UroMed thereof. The Employee agrees that after the one (1) year period referenced above and until the date that is the second anniversary from the one (1) year period referenced above, the Employee will negotiate in good faith with the Employer for a period of ninety (90) days in order to assign any Inventions to UroMed and during such ninety (90) day period the Employee will not enter into any such negotiations with any other third parties.


     9. EMPLOYEE REPRESENTATIONS. Employee represents and warrants for UroMed's reliance that (i) this Agreement does not conflict with any other agreement, promise and/or commitment undertaken by Employee which could prohibit or impair the performance of Employee's obligations hereunder; (ii) Employee has not and shall not disclose to UroMed, its officers, directors, employees or agents any proprietary information of another individual or company prohibiting such disclosure; (iii) Employee's compliance with the confidentiality, non-competition and other provisions of this Agreement will not materially impair Employee's ability to earn a living outside of UroMed's employment in his field; and (iv) all information on Employee's education, past work experience and other qualifications presented to UroMed are accurate, complete and not misleading.

     10. MISCELLANEOUS.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     (b) Employee hereby consents to submit to the jurisdiction of the courts in the place where UroMed's principal place of business is located at the time any action is brought and agrees to accept service of process by registered mail or the equivalent delivered to his last known address.

     (c) Employee agrees that any breach of Sections 3, 5, 6, 7, or 8 will result in irreparable damage to Employer and therefore consents that in addition to recovery of provable damages and attorneys' fees UroMed will be entitled to enjoin any such breach in any competent court.


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     (d) If any provision in this Agreement is found unenforceable, it shall not affect any other provisions hereof. If any provisions in this Agreement is determined to be excessively broad or overreaching, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

     (e) This Agreement shall bind and inure to the benefit of UroMed and any successor of UroMed by reorganization, merger, consolidation, liquidation, sale or other assignee of UroMed's business or assets.

     (f) The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     (g) Employee acknowledges that this Agreement constitutes the complete agreement between the parties and all offer letters, negotiations and other agreements are subsumed and extinguished hereby. Except for salary adjustment and UroMed's promulgation of employee rules and regulations from time to time, no modification or amendment hereof shall be valid or enforceable unless it is in writing and executed and delivered by the parties

     (h) Employee agrees to indemnify and hold UroMed's officers, directors, shareholders, agents and employees personally harmless from and against any and all suits or causes of action Employee may ever have against UroMed.

     (i) Any cause of action or matter in dispute hereunder or otherwise relating to Employee's relationship with UroMed, whether or not arising during the term of this Agreement, is hereby waived unless judicial proceedings are initiated by the complaining party within one (1) year from the later of the accrual of the cause of action or the date on which the cause of action should reasonably have been discovered. EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT HE OR IT MAY HAVE TO HAVE ANY DISPUTE (WHETHER OR NOT ARISING DURING THE TERM OF THIS AGREEMENT) HEREUNDER OR OTHERWISE RELATING TO EMPLOYEE'S RELATIONSHIP WITH UROMED TRIED BEFORE OR DETERMINED BY A JURY.


     (j) (x) All disputes or claims arising under or in any way relating to this Agreement shall be settled by arbitration before a panel of three arbitrators (with one designated by Employer and one designated by the Employee, and the third arbitrator designated by the first two) pursuant to the rules of the American Arbitration Association. Any arbitrator designated by the Employer or the Employee must be an Independent Person, as defined in the Merger Agreement. Any such arbitration shall take place in Boston, Massachusetts. Arbitration may be commenced at any time by the Employer or the Employee giving written notice to the other that such dispute has been referred to arbitration under this clause (j). The third arbitrator shall be selected as prescribed above, but if the first two arbitrators do not so agree within 30 days after the date of the notice referred to above, the selection shall be made pursuant to the rules of the American Arbitration Association from the

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Commercial Arbitration Panel maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. In making such award, the arbitrators shall be authorized to award interest on any amount awarded. This provision for arbitration shall be specifically enforceable by the Employer and the Employee and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The losing party to the arbitration shall pay all costs (including attorneys' fees) incurred by the non-losing party. In addition, if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was frivolous or in bad faith, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

         (y) Subject to the limitation set form in Section 10(i) herein, to the extent that arbitration may not be legally permitted hereunder and the Employer and Employee do not at the time of such dispute or claim mutually agree to submit such dispute or claim to arbitration either the Employer or Employee may commence a civil action in a court of appropriate jurisdiction to resolve disputes or claims hereunder. Nothing contained in this clause (j) shall prevent the Employer and the Employee from settling any dispute or claim by mutual agreement at any time.

         (z) Subject to the limitations set forth in Section 10(i) herein, neither the Employer nor the Employee shall be precluded hereby from seeking, from the courts of any jurisdiction, provisional or equitable remedies, including without limitation, temporary restraining orders and preliminary or permanent injunctions, nor shall the pursuit of such provisional or equitable relief constitute a waiver or modification of such party's right and obligation to arbitrate any related or unrelated dispute which is otherwise subject to arbitration under this Agreement, unless such waiver is expressed in writing and signed by such party. In the event any person not a party to this Agreement shall commence any interpleader or similar action which either directly or indirectly raises issues which are subject to arbitration hereunder, the Employer and the Employee shall seek a stay of such proceedings pending arbitration in accordance with this Agreement.

     (k) In the event of any suit relating to this Agreement or Employee's employment hereunder, each party hereby agrees that it or he shall be responsible for its or his own costs and expenses (including but not limited to court costs and attorneys' fees)


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     IN WITNESS WHEREOF the parties hereto have affixed their hands and seals upon three (3) counterpart originals hereof as of the date and year first written above.

EMPLOYEE                            UROMED CORPORATION


/s/  L. Lee Potts                      By:  /s/ Daniel Muscatello
--------------------------             -------------------------------------
L. Lee Potts                               Name:  Daniel Muscatello
                                           Title: President/CEO

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                                                                      EXHIBIT A

     1. Create an environment for timely and efficient software development

     2. Institute a customer service environment that integrates the UroMed product line

     3. Recommend partnership and acquisition targets and act as a liaison in discussions

     4. Act as a advisor to the selling process as required

     5. Manage the international piece of the business